Exhibit 99.5

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 12, 2018, to the Board of Directors of Nationstar Mortgage Holdings Inc. (“Nationstar”) as Appendix C to, and reference thereto under the headings “Summary—Opinion of Financial Advisor to the Nationstar Board of Directors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Nationstar Board of Directors and Reasons for the Merger” and “The Merger—Opinion of the Financial Advisor to the Nationstar Board of Directors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Nationstar and WMIH Corp. (“WMIH”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of WMIH (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

May 18, 2018